EXHIBIT 5.1

                    ROTHGERBER JOHNSON & LYONS LLP
                              SUITE 3000
                           ONE TABOR CENTER
                        1200 SEVENTEENTH STREET
                        DENVER, COLORADO 80202
                            (303) 628-9525



                            January 7, 2000



Global Water Technologies, Inc.
1737 Denver West Boulevard
Golden, Colorado  80401

Gentlemen:

     You have requested our opinion as to certain matters arising under the Delaware General Corporation Act which relate to 31,050,000 shares of Common Stock, including 17,550,000 shares underlying outstanding Class C common stock purchase warrants (the "Class C Warrants") and other outstanding options which are described on the cover page of Registration Statement on Form SB-2 (file no. 333- 89857) filed by Global Water Technologies, Inc.
(the "Company") with the United States Securities and Exchange Commission.
We have reviewed the Certificate of Incorporation, as amended, of the Company, the minutes of the Board of Directors and of the shareholders of the Company, and such other documents as we consider necessary in order to render this opinion. As a result of our review, we are of the opinion that:
(i) the 13,500,000 shares of Common Stock which are currently outstanding are validly issued, fully Paid and non-assessable, and (ii) upon exercise of the Class C Warrants and options described in such Registration Statement, and payment made as required by such Class C Warrants and options, the shares of Common Stock when issued will be validly issued, fully paid and non-assessable under the Delaware Business Corporation Act.

     This opinion is limited to the applicability of the Delaware Business Corporation Act to the 13,500,000 shares of Common Stock presently outstanding and the issuance of the shares of Common Stock underlying the Class C Warrants and options. This opinion does not offer or in any way relate to the applicability of, or compliance by the Company with, any other law, including any federal or state securities laws, any state common law or any other federal law.

     We consent to your description of this firm as having issued this opinion in the Prospectus which is a part of the Registration Statement referenced above.


                                      /s/ ROTHGERBER JOHNSON & LYONS LLP